Exhibit 23.1

CONSENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Ameris Bancorp of our report dated March 14, 2014, relating to our audits of the consolidated financial statements and internal control over financial reporting, which appear in the Annual Report on Form 10-K of Ameris Bancorp for the year ended December 31, 2013.

/s/ Porter Keadle Moore, LLC

Atlanta, Georgia

November 26, 2014